Exhibit 99.1

CytomX Therapeutics Announces Third Quarter 2019 Financial Results

-Company to Host a Conference Call Today, November 7, 2019, at 5:00 p.m. ET / 2:00 p.m. PT-

SOUTH SAN FRANCISCO, CA, November 7, 2019– CytomX Therapeutics, Inc. (Nasdaq: CTMX), a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody™ therapeutic technology platform, today reported third quarter 2019 financial results.

As of September 30, 2019, CytomX had cash, cash equivalents and short-term investments of $325.7 million.

“The CytomX clinical pipeline made excellent progress in Q3 as we continued to advance multiple Probody therapeutic programs across the portfolio,” said Sean McCarthy, D.Phil., president, chief executive officer and chairman of CytomX Therapeutics. “The initiation of a Phase 2 trial of our anti-PD-L1 Probody CX-072 in combination with ipilimumab in patients with relapsed refractory melanoma marks our ongoing evolution into a product-focused company seeking to realize the full potential of our novel technology platform. Our first in class Probody Drug Conjugate programs, CX-2009 and CX-2029, also continued to move forward and our pipeline overall is positioned for significant data updates in 2020.”

Business Highlights and Recent Developments

CX-072 Anti-PD-L1 Probody Therapeutic Clinical Program

•

In October, CytomX announced the initiation of the PROCLAIM (Probody Clinical Assessment In Man) CX-072-002 Phase 2 study evaluating the efficacy and tolerability of the anti-PD-L1 Probody, CX-072, in combination with the anti-CTLA-4 antibody, ipilimumab, in patients with relapsed or refractory melanoma. The study utilizes a Simon Two-Stage design with approximately 40 patients being enrolled into Stage 1. CytomX anticipates initial data from Stage 1 in 2020. Additional information on this trial is available at ClinicalTrials.gov using the identifier NCT03993379.

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The Company also announced in October updated clinical data from the Phase 1 PROCLAIM-CX-072-001 dose-finding study of CX-072 in combination with ipilimumab. With enrollment complete, 27 evaluable patients had received ipilimumab (3, 6 or 10 mg/kg) combined with CX-072 (0.3, 1, 3 or 10 mg/kg), with the study achieving a disease control rate (stable disease or better) of 37%.  5 patients achieved confirmed objective responses by RECIST v1.1, including one complete response, for an overall response rate (ORR) of 19% in this heavily pretreated patient population.  The median duration of response was 14.6 months (1.9 - 21.2 months) with 4 of the 5 responders still on treatment as of the latest data snapshot. Of the 27 patients treated across all doses,

Grade 3/4 treatment related adverse events (TRAEs) were reported in 9 (33%) patients. Grade 3/4 immune-related adverse events (irAEs) were reported in 3 (15%) patients.
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Enrollment within the monotherapy cohorts of the PROCLAIM-CX-072-001 study is complete with evaluation of the activity and tolerability of CX-072 monotherapy continuing with ongoing treatment in select cohorts. Additional information on this trial is available at ClinicalTrials.gov using the identifier NCT03013491.

CX-2009 Anti-CD166 Probody Drug Conjugate Clinical Program

•	CytomX anticipates announcing next steps for the PROCLAIM-CX-2009 clinical program by the end of 2019.

BMS-986249 Anti-CTLA-4 Probody Therapeutic Clinical Program

•	Bristol-Myers Squibb (BMS) is conducting a Phase 1/2a dose escalation clinical study evaluating BMS-986249 alone and in combination with OPDIVO® (nivolumab) in advanced solid tumors.
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BMS is preparing to initiate the Phase 2 portion of this clinical trial, upon which CytomX is entitled to a $10 million milestone payment. Additional information on this trial is available at ClinicalTrials.gov using the Identifier NCT03369223.

CX-2029 Anti-CD71 Probody Drug Conjugate Clinical Program

•

CytomX continued enrollment of patients in the PROCLAIM-CX-2029 Phase 1/2 study, which is partnered with AbbVie, evaluating CX-2029 as monotherapy in patients with solid tumors or lymphomas. Additional information on this trial is available at ClinicalTrials.gov using the Identifier NCT003543813.

Additional Corporate Highlights

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In October, the Company announced the appointment of Amy C. Peterson, M.D., as executive vice president and chief development officer. In this new role, Dr. Peterson will have oversight of a multi-disciplinary team focused on advancing all aspects of CytomX’s clinical development activities.

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In July, the Company announced that its partner AbbVie selected a second target under the companies’ 2016 Discovery Collaboration and Licensing Agreement to discover and develop Probody drug conjugates. The target selection triggered a $10 million payment to CytomX from AbbVie.

Third Quarter 2019 Financial Results

Cash, cash equivalents and short-term investments totaled $325.7 million as of September 30, 2019, compared to $436.1 million as of December 31, 2018.

Revenue was $10.7 million for the three months ended September 30, 2019, compared to $12.5 million for the three months ended September 30, 2018.  The decrease in revenue of $1.8 million for the three months ended September 30, 2019 compared to the corresponding period in 2018 was primarily due to a $1.7 million decrease in revenue recognition under the CD71 Agreement with AbbVie due to ongoing dose escalation.

Research and development expenses increased $0.4 million during the three months ended September 30, 2019 compared to the corresponding period in 2018. The increase was attributable to an increase of $1.3 million in personnel-related expenses primarily due to an increase in headcount; an increase of $0.7 million in consulting expenses resulting from increased clinical trial activities and an increase of $0.8 million in the allocation of information technology and facilities related expenses driven partly from an increase in headcount; which amounts were offset by a decrease of $2.4 million in laboratory contracts and services and laboratory supplies as a result of timing of manufacturing activities as well as reduced costs relating to CX-188 which is not presently being advanced.

General and administrative expenses increased by $0.3 million during the three months ended September 30, 2019 compared to the corresponding period in 2018. The increase was attributable to an increase of $0.4 million in consulting expenses primarily related to IT, software implementation and finance services; an increase of $0.5 million in dues and subscriptions primarily related to software and other IT services; an increase of $0.2 million in building maintenance charges; which amounts were partially offset by a decrease of $0.8 million of information technology and facilities-related expenses allocated to the general and administrative functions.

Teleconference Scheduled Today at 5:00 p.m. ET

Conference Call/Webcast Information

CytomX management will host a conference call today at 5:00 p.m. ET.  Interested parties may access the live audio webcast of the teleconference through the “Investor & News” section of CytomX's website at http://ir.cytomx.com or by dialing 1-877-809-6037 (U.S. and Canada) or 1-615-247-0221 (International) and using the passcode 9449326. An archive of the webcast will be available on the CytomX website from November 7, 2019, until November 14, 2019.

About CytomX Therapeutics

CytomX Therapeutics is a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody™ therapeutic technology platform. Probody therapeutics are designed to exploit unique conditions of the tumor microenvironment to more effectively localize antibody binding and activity while minimizing activity in healthy tissues. CytomX and its partners have four programs in the clinic.  The Company’s clinical stage pipeline includes cancer immunotherapies against clinically validated targets, including a PD-L1-targeting Probody therapeutic wholly owned by CytomX (CX-072) and a CTLA-4-targeting Probody therapeutic partnered with Bristol Myers Squibb (BMS-986249). The CytomX clinical stage pipeline also includes first-in-class Probody drug conjugates against highly attractive targets, including a CD166-targeting Probody drug conjugate wholly owned by CytomX (CX-2009), and a CD71-targeting Probody drug conjugate partnered with AbbVie (CX-2029). CD166 and CD71 are among cancer targets that are considered to be inaccessible to conventional antibody drug conjugates due to their presence on many healthy tissues. In addition to its wholly owned programs, CytomX has strategic collaborations with AbbVie, Amgen, Bristol-Myers Squibb Company and ImmunoGen, Inc. For more information, visit www.cytomx.com.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. In particular, clinical data referenced above for CX-072, including data on efficacy and safety, is of a specific date and is based on a limited dataset, including for the clinical data, a limited number of patients and at specific doses and, in some cases, specific cancer types. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy of CytomX’s or any of its collaborative partners’ product candidates, administered separately or in combination, the potential benefits or applications of CytomX’s Probody platform technology, CytomX’s ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing clinical trials of CX-072 and CX-2009,  and the timing of any future clinical trials to be initiated by CytomX or its collaborative partners. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel Probody Platform technology; four of CytomX’s product candidates under its Probody platform are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the risk that enrollment in clinical trials may take longer than expected; the possibility that the results of early clinical trials may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; CytomX’s dependence on the success of CX-072, CX-2009, CX-2029 and BMS 986249; CytomX’s reliance on third parties for the manufacture of the company’s product candidates; and possible regulatory developments in the United States and foreign countries.    Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2019. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

PROBODY is a registered trademark of CytomX Therapeutics.

YERVOY and OPDIVO are registered trademarks of Bristol-Myers Squibb.

ZELBORAF is a registered trademark of Genentech, Inc.

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues	$10,712	$12,509	$49,210	$48,031
Operating expenses:
Research and development	27,967	27,549	95,178	75,560
General and administrative	8,463	8,137	27,548	24,535
Total operating expenses	36,430	35,686	122,726	100,095
Loss from operations	(25,718)	(23,177)	(73,516)	(52,064)
Interest income	1,997	2,219	6,854	5,134
Other income (expense), net	22	29	(126)	(50)
Loss before income taxes	(23,699)	(20,929)	(66,788)	(46,980)
Provision for (benefit from) income taxes	—	2,502	(6)	5,391
Net loss	$(23,699)	$(23,431)	$(66,782)	$(52,371)
Net loss per share, basic and diluted	$(0.52)	$(0.53)	$(1.47)	$(1.29)
Shares used to compute net loss per share, basic and diluted	45,418,053	43,917,510	45,294,593	40,528,105
Other comprehensive income (loss):
Changes in unrealized gain (loss) on short-term investments, net of tax	(99)	(30)	192	(114)
Impact of adoption of new accounting pronouncement	—	—	11	—
Comprehensive loss	$(23,798)	$(23,461)	$(66,579)	$(52,485)

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30,	December 31,
	2019	2018
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$164,646	$247,577
Short-term investments	161,067	188,550
Accounts receivable	7	97
Prepaid expenses and other current assets	9,058	9,251
Total current assets	334,778	445,475
Property and equipment, net	7,107	6,934
Intangible assets, net	1,349	1,458
Goodwill	949	949
Restricted cash	917	917
Operating lease right-of-use	26,069	—
Other assets	1,375	1,375
Total assets	$372,544	$457,108
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,550	$5,132
Accrued liabilities	20,496	26,724
Income tax payable	-	13,339
Deferred revenue, current portion	51,080	52,713
Total current liabilities	76,126	97,908
Deferred revenue, net of current portion	187,725	225,267
Operating lease liabilities - long term	25,621	—
Other long-term liabilities	963	3,050
Total liabilities	290,435	326,225
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized and no shares issued and outstanding at September 30, 2019 and December 31, 2018.	—	—
Common stock, $0.00001 par value; 75,000,000 shares authorized; 45,426,468 and 45,083,209 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	463,773	445,956
Accumulated other comprehensive income (loss)	110	(93)
Accumulated deficit	(381,775)	(314,981)
Total stockholders' equity	82,109	130,883
Total liabilities and stockholders' equity	$372,544	$457,108

__________________

(1)	The condensed balance sheet as of December 31, 2018 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

Investors:
Christopher Keenan

VP, Investor Relations and Corporate Communications

ckeenan@cytomx.com

650-383-0823